                                                                    EXHIBIT 99.7

                               TIME WARNER INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 10, 1996

                               ----------------

  A Special Meeting of Stockholders (the "Time Warner Meeting") of Time Warner Inc., a Delaware corporation ("Time Warner"), will be held starting at 9:00 a.m., local time, on October 10, 1996, at the Time & Life Building, 1271 Avenue of the Americas, New York, New York 10020. Attendance at the Time Warner Meeting will be limited to stockholders of record on August 26, 1996, or their proxies, beneficial owners having evidence of ownership on that date and invited guests of Time Warner.

  The purposes of the Time Warner Meeting are:

    1. To consider and vote upon a proposal (the "TW Merger Proposal") to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended as of August 8, 1996 (as so amended, the "Merger Agreement"), among Time Warner, Turner Broadcasting System, Inc., a Georgia corporation ("TBS"), TW Inc., a Delaware corporation and currently a wholly owned subsidiary of Time Warner ("New Time Warner"), Time Warner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of New Time Warner ("TW Merger Corp."), and TW Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of New Time Warner ("TBS Merger Corp."); and


    2. To transact such other business as may properly come before the Time Warner Meeting or any adjournment or postponement thereof.

  The Merger Agreement contemplates, among other things, that TW Merger Corp. will be merged into Time Warner (the "Time Warner Merger") and TBS Merger Corp. will be merged into TBS (the "TBS Merger" and, together with the Time Warner Merger, the "Mergers"), with the result that (a) Time Warner and TBS will each become a wholly owned subsidiary of New Time Warner, (b) each outstanding share of Time Warner Common Stock, par value $1.00 per share ("Time Warner Common Stock"), other than shares held directly or indirectly by Time Warner, will be converted into one share of New Time Warner Common Stock, par value $.01 per share ("New Time Warner Common Stock"), (c) each outstanding share of each series of Time Warner Preferred Stock, par value $1.00 per share ("Time Warner Preferred Stock"), other than shares held directly or indirectly by Time Warner and shares with respect to which appraisal rights are properly exercised, will be converted into one share of a substantially identical series of New Time Warner Preferred Stock, par value $.10 per share ("New Time Warner Preferred Stock"), (d) each outstanding share of TBS Class A Common Stock, par value $.0625 per share ("TBS Class A Common Stock"), and each outstanding share of TBS Class B Common Stock, par value $.0625 per share ("TBS Class B Common Stock"), other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of TBS and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 0.75 of a share of New Time Warner Common Stock and (e) each outstanding share of TBS Class C Convertible Preferred Stock, par value $.125 per share ("TBS Class C Preferred Stock" and, together with TBS Class A Common Stock and TBS Class B Common Stock, "TBS Capital Stock"), other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of TBS and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 4.80 shares of New Time Warner Common Stock.

  The transactions contemplated by the Merger Agreement are referred to herein as the "Transaction." Upon consummation of the Mergers, New Time Warner will be renamed "Time Warner Inc." The terms of the Merger Agreement, the New Time Warner Common Stock and the New Time Warner Preferred Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus.

  To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card or voting instruction and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the Time Warner Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Time Warner Meeting.

  Holders of Time Warner Preferred Stock who do not vote in favor of the TW Merger Proposal and who otherwise comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Time Warner Preferred Stock desiring to assert appraisal rights must comply, is contained in the accompanying Joint Proxy Statement/Prospectus under the heading "The Transaction--Appraisal and Dissenters' Rights." The entire text of Section 262 of the DGCL is attached as Appendix D-1 to the Joint Proxy Statement/Prospectus.

  All stockholders of record of Time Warner at the close of business on August 26, 1996, the record date for the Time Warner Meeting, are entitled to notice of the Time Warner Meeting, and all holders of record of shares of Time Warner Common Stock and the Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, Series I Convertible Preferred Stock and Series J Convertible Preferred Stock of Time Warner (collectively, "Time Warner Voting Preferred Stock") at the close of business on such record date, are entitled to vote at the Time Warner Meeting or at any postponement or adjournment thereof. Approval of the TW Merger Proposal requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of Time Warner Common Stock and Time Warner Voting Preferred Stock, voting together as a single class.

                                          By Order of the Board of Directors,

                                          Peter R. Haje
                                          Secretary

New York, New York
September 6, 1996

                                   IMPORTANT

  Whether or not you plan to attend the Time Warner Meeting in person, please complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible. A return envelope is provided for your convenience. You may revoke your proxy at any time before it is voted by delivering to the Secretary of Time Warner at 75 Rockefeller Plaza, New York, New York, 10019,
Attention: Secretary, a signed notice of revocation or a later dated signed proxy card or by attending the Time Warner Meeting and voting in person. No stockholder of record may appoint more than three persons to act as his or her proxy at the Time Warner Meeting.


          DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.